Exhibit 10.6

OLD DOMINION NATIONAL BANK

INCENTIVE COMPENSATION AGREEMENT

This Old Dominion National Bank Incentive Compensation Agreement (the “Agreement”) is hereby entered into by and between Old Dominion National Bank, a national banking association (the “Bank”), and John (Jack) M. Infield, a Pennsylvania resident (“Participant”), (collectively, the “Parties”), on July 29, 2026.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), entered into on June 15, 2026 by and between ODNB Financial Corporation, a Virginia bank holding company (the “Company”) and National Capital Bancorp, Inc., a Maryland corporation (“NCB”), NCB will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); and

WHEREAS, immediately following the consummation of the Merger, the Bank, a wholly owned direct subsidiary of the Company, will merge with and into The National Capital Bank of Washington, a wholly owned direct subsidiary of NCB (“NCBank”), with NCBank continuing as the surviving entity and as a wholly owned direct subsidiary of the Company (thereafter, either referred to as the “Bank” or “NCBank”); and

WHEREAS, on the date hereof, the Parties have entered into a second amended and restated employment agreement (the “Employment Agreement”) to memorialize the terms and conditions of Participant’s employment during the year following the Merger, and

WHEREAS, the Parties wish to enter into this Agreement to establish an opportunity for the Participant to earn incentive compensation following the Merger; and

WHEREAS, if the Closing does not occur on or before the 12 month anniversary of the date of the Merger Agreement, this Agreement will be null and void.

NOW, THEREFORE, in consideration of the recitals, the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Agreement, intending to be legally bound, agree as follows:

1.	Incentive Compensation Opportunity. Following the end of each calendar year after the Merger, and provided the Participant is employed in any capacity by the Bank or Company through the end of such year, the Participant will be eligible to receive an annual award. The annual award shall be determined by the Board of Directors (or Compensation Committee) of the Company or the Bank (the “Applicable Governing Body”) in its sole discretion during the first calendar quarter following the completed year, provided that the Applicable Governing Body will consider the Participant’s generation of revenue and other performance during the completed year, and the input of the Chief Executive Officer of the Company or the Bank. Unless otherwise determined by the Applicable Governing Body, the annual award will not exceed $300,000.

2.	Vesting of Annual Award. Each annual award will vest, subject in each case to the Participant’s continued employment with either the Company or the Bank, in three substantially equal annual installments, on the first three anniversaries of the date the annual award is approved by the Applicable Governing Body. If the Participant’s continued employment with the Company and the Bank ceases due to his death or disability, the unvested portion of each annual award will immediately vest. For purposes of this Agreement, “disability” means that the Participant is deemed to be disabled under the long-term disability plan sponsored by the Company or Bank in which he participates, and if the Participant does not participate in a long-term disability plan, then it means the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or that is expected to last for a continuous period of not less than twelve months. Unless otherwise determined by the Applicable Governing Body, the Participant will forfeit the unvested portion of any annual awards when his continued employment with the Company and the Bank ceases for any reason other than due to his death or disability.

3.	Payment. Within 30 days of each vesting date or event, the Participant will receive payment of the portion of the annual award that vested upon such date or event, subject to applicable tax withholding.

4.	Section 409A. Each amount to be paid under this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Agreement should be interpreted accordingly. Notwithstanding the foregoing, the Bank makes no guarantee that such amounts will be exempt from Section 409A and the Participant understands and agrees that he shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by him on account of non-compliance with Section 409A. Each amount to be paid under this Agreement shall be construed as a separate and distinct payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, only to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be due to the Participant upon or within the six months following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).

5.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts executed and to be performed therein, without giving effect to the choice of law rules thereof.

6.	Amendment. Each amendment to this Agreement must be signed by both Parties hereto.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Old Dominion National Bank

By:	/s/ Mark S. Merrill
Mark S. Merrill
Chairman and CEO

Participant

/s/ John (Jack) M. Infield
John (Jack) M. Infield

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